Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 31, 2018, relating to the consolidated financial statements of Paringa Resources Limited and its subsidiaries for the year ended June 30, 2018 appearing in the Registration Statement.

/s/  Deloitte Touche Tohmatsu

Perth, Australia
October 31, 2018